Exhibit 10.9

REIMBURSEMENT AGREEMENT

between

BUY.COM, INC.

and

SCOTT A. BLUM

and the

SCOTT A. BLUM SEPARATE

PROPERTY TRUST U/D/T 8/2/95

TABLE OF CONTENTS

SECTION 1	DEFINITIONS	1

1.1	Certain Defined Terms	1

1.2	Accounting Terms	4

1.3	Other Definitional Provisions	5

SECTION 2	REIMBURSEMENT OBLIGATIONS	5

2.1	Payments	5

2.2	Reimbursement Obligations	5

2.3	Interest on the Relateds	6

2.4	Liens, Permitted Liens	6

2.5	Usury Savings	6

2.6	Termination	6

SECTION 3	CONDITIONS TO GUARANTIES	7

3.1	Conditions to Execute Each Guaranty	7

SECTION 4	COMPANY’S REPRESENTATIONS AND WARRANTIES	7

4.1	Organization, Standing and Corporate Power	7

4.2	Related Documents Authorized	8

4.3	No Conflict	8

4.4	Litigation	8

4.5	Financial Condition	8

4.6	Deposit Accounts	9

4.7	Disclosure	9

4.8	Environmental Matters	9

4.9	Title to Properties; Liens	9

4.10	Payment of Taxes	10

4.11	Regulation U	10

4.12	Licenses, Permits, etc.	10

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SECTION 5	COMPANY’S AFFIRMATIVE COVENANTS	11

5.1	Corporate Existence, Etc.	11

5.2	Payment of Taxes and Claims	11

5.3	Maintenance of Properties; Insurance	11

5.4	Financial Information	11

5.5	Inspection	11

5.6	Compliance with Laws, Etc.	12

5.7	Notice of Certain Events	12

5.8	Intentionally Omitted	12

SECTION 6	COMPANY’S NEGATIVE COVENANTS	12

6.1	Intentionally Omitted	12

6.2	intentionally Omitted	12

6.3	Liens	12

6.4	Restricted Payments	13

6.5	Relateds, Investments, Contingent Liabilities	13

6.6	Consolidation, Merger, Acquisition	14

6.7	Asset Sales	14

6.8	Agreements; Billing Practices	14

6.9	Remedies of Guarantors	15

SECTION 7	EVENTS OF DEFAULT	15

7.1	Failure to Pay	15

7.2	Breach of Covenant	15

7.3	Breach of Representation or Warranty	15

7.4	Intentionally Omitted	15

7.5	Bankruptcy or Insolvency	15

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7.6	Intentionally Omitted	16

7.7	Intentionally Omitted	16

7.8	Intentionally Omitted	16

7.9	Invalidity of Related Documents	16

SECTION 8	MISCELLANEOUS	17

8.1	Survival of Warranties	17

8.2	Failure or Indulgence Not Waiver	17

8.3	Modification	17

8.4	Notices	18

8.5	Severability	18

8.6	Effectiveness; Binding Effect; Governing Law	18

8.7	Waiver of Jury Trial	19

8.8	Consent to Jurisdiction	19

8.9	Assignability	19

8.10	Costs and Expenses	19

8.11	Counterparts	20

8.12	Headings	20

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EXHIBIT 1 - NONEXCLUSIVE LIST OF GUARANTIES

-iv-

REIMBURSEMENT AGREEMENT

This Reimbursement Agreement (the “Agreement”) is dated as of the last date executed by the parties below, and entered into by and between Buy.com, Inc., a Delaware corporation (the “Company”) on one part, and Scott A. Blum, an adult individual with an address at [***] (“Blum”) and the Scott A. Blum Separate Property Trust U/D/T 8/2/95, a trust having an address at [***], by and through Scott A. Blum as trustee (the “Trust” and, together with Blum, the “Guarantors”) on the other part.

RECITALS

WHEREAS, the Company has or may enter into agreements or other business relationships (as such may be amended, supplemented or replaced, the “Agreements”) with vendors and other third parties (collectively, together with their successors and assigns, the “Suppliers”) for the provision of goods and/or services, which Agreements may involve the provision of certain trade credit and/or other financial accommodations by Suppliers to Company;

WHEREAS, the Guarantors have agreed or may in the future agree, subject to the terms and conditions contained herein, to execute in favor of the Suppliers one or more guaranties or other sureties, including through the provision, posting or collateralizing of a letter of credit or other provision of collateral or security (collectively, and in whatever form, the “Guaranties”) to guaranty payment of the Company’s obligations under the Agreements (the “Indebtedness”) or to support the credit of Company with Suppliers or other third parties; and

WHEREAS, the Guarantors are willing to execute the Guaranties in favor of the Suppliers and to make certain financial accommodations to Company as set forth herein if and only if the Company covenants to reimburse the Guarantors for all obligations of the Guarantors under the Guaranties (the “Guarantors’ Liabilities”) on the terms and conditions set forth herein and also executes a Security Agreement granting Guarantors a first priority Lien (subject only to Permitted Liens) on the Collateral to secure the reimbursement and other obligations of the Company to the Guarantors hereunder;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

SECTION 1	DEFINITIONS

1.1 Certain Defined Terms

The following terms used in this Agreement shall have the following meanings:

“Agreement” means this Reimbursement Agreement dated as of the last day executed and all schedules and exhibits hereto, as such may be amended or supplemented from time to time.

[***]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

“Business Day” means any day excluding Saturday, Sunday and any day on which the lending institutions located in the states of California or New York are authorized by law or other governmental action to close.

“Capital Lease” means any lease of any property (whether real, personal or mixed) by the Company or any of its Subsidiaries as lessee that is accounted for as a capital lease on the balance sheet of such entity in accordance with GAAP.

“Collateral Documents” means (i) the Security Agreement, and (ii) any other security agreements, pledge agreements, assignments, financing statements or other agreement, document, instrument or certificate executed or delivered by the Company or any of its Subsidiaries pursuant to this Agreement.

“Collateral” means, collectively, all of the real, personal and mixed property (including capital stock) in which Liens are purported to be granted by the Collateral Documents.

“Company SEC Documents” has the meaning given to that term in subsection 4.5 hereof.

“Company” has the meaning assigned in the introductory clause of this Agreement.

“Dollars” or “$” means dollars in the lawful currency of the United States of America.

“Environmental Laws” means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, governmental authorizations, or any other requirements of governmental authorities relating to (i) environmental matters, or (ii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to the Company or its Subsidiaries or any of its or their facilities.

“Event of Default” means each of the events set forth in Section 7 hereof.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any federal, state or local governmental authority, agency or court in the United States, or other comparable Execution Copy or similar governmental authority, agency or court in a jurisdiction outside of the United States, in each case applicable to the Company or its Subsidiaries.

“Guaranties” has the meaning given to that term in the recitals and includes, without limitation, the guaranties and other accommodations referenced on Exhibit 1 hereto, as such Exhibit may be amended from time to time.

“Guarantors” has the meaning assigned in the introductory clause of this Agreement.

“Indebtedness” has the meaning given to that term in the recitals.

“Lien” means any lien, mortgage, pledge, security interest, charge, hypothecation or encumbrance of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest.

“Payment” or “Payments” means one or more of the payments made by either Guarantor to the Suppliers, or any of them, under any Guaranty in respect of the Liabilities, including without limitation any and all expenses incurred by the Suppliers, or any of them, and paid by a Guarantor under a Guaranty.

“Permitted Liens” means each of the encumbrances set forth in subsection 6.3 hereof.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Reimbursement Obligations” means all obligations of every nature of the Company under this Agreement and the other Related Documents, whether or not such obligation is reduced to judgment, liquidated, unliquidated, fixed or contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such obligation is discharged, stayed or otherwise affected by any bankruptcy, insolvency, reorganization or other similar proceeding. Without limiting the generality of the foregoing, the Reimbursement Obligations of the Company include the obligations to pay principal, interest, charges, expenses, fees, reasonable attorneys’ fees and disbursements and other amounts payable by the Company under this Agreement or any other Related Document to which it is a party and to reimburse any amount in respect of any of the foregoing that a Guarantor, in its sole discretion, may elect to pay or advance on behalf of the Company in accordance with the Security Agreement.

“Related Documents” means this Agreement and the Collateral Documents.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, in respect of or on account of any shares of any class of stock of the Company now or hereafter outstanding, (ii) any redemption, retirement, sinking find or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of the Company now or hereafter outstanding (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Company now or hereafter outstanding; and (iv) any payment, discharge or satisfaction of any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (A) the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Documents or specifically listed or referred to in a writing from the Company to the Guarantors, (B) the payment of any indebtedness, claims, liabilities or obligations incurred in the ordinary course of the Company’s business consistent with past practice, (C) payments made with respect to the acquisition of assets under subsection 6.6 hereof; or (D) payments otherwise permitted or required by the terms of any other agreement, relationship or obligation between Company and either Guarantor.

“Security Agreement” means any security agreement(s) executed and delivered by the Company in favor of either or both Guarantors, as such security agreement(s) may be amended or supplemented or otherwise modified from time to time, including without limitation that Security Agreement entered into by and between the Company and the Guarantors dated of even date herewith.

“Subsidiary” means a corporation, partnership, trust, limited liability company or other business entity of which more than 50% of the shares of stock or other ownership interests having ordinary voting power (without regard to the occurrence of any contingency) to elect a majority of the board of directors or other managers of such entity are at the time owned, directly, or indirectly through one or more Subsidiaries, or both, by the Company.

“Suppliers” has the meaning given to such term in the recitals.

“Termination Date” has the meaning given to that term in subsection 2.6 hereof.

1.2 Accounting Terms

For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.

1.3 Other Definitional Provisions

References to “Sections” and “subsections” shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in subsection 1.1 hereof may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

SECTION 2	REIMBURSEMENT OBLIGATIONS

2.1 Payments

A. Payments Under Guaranty. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Company herein set forth, the Guarantors hereby agree to execute and deliver to the Suppliers such of the Guaranties as the Guarantors deem appropriate in their sole and absolute discretion. Notwithstanding anything to the contrary herein, in any other agreement or relationship between Company or either Guarantor or under applicable law, neither Guarantor shall be under any obligation to execute any Guaranty.

2.2 Reimbursement Obligations

A. Mandatory Repayments. Each Guarantor shall notify Company of each Payment made by such Guarantor on the day that such Payment was made, and the Company hereby unconditionally promises and agrees that it shall pay to such Guarantor the principal amount of such Payment, together with accrued interest thereon, if any, (i) on the same day as the notice of the making of such Payment if the notice from Guarantor to Company of the making of such Payment was given on or prior to 10:00 a.m. (California time) on such day or (ii) on the day following the notice of the making of such Payment if the notice from Guarantor to Company of the making of such Payment was given after 10:00 a.m. (California time) on such day. All repayments of any Payment shall include payment of accrued interest on the principal amount so repaid, and amounts so received by the Guarantor shall be applied first to the payments of amounts due under subsection 8.10 hereof, then to the payment of interest accrued on such Reimbursement Obligations, and finally to the principal amounts of any such Reimbursement Obligations.

B. Manner and Time of Repayment. All payments of principal, interest and fees hereunder shall be made without defense, set off and counterclaim and in same day funds and delivered to the appropriate Guarantor not later than 3:00 p.m. (California time) on the date due at the address stated below for delivering notice to such Guarantor, or at such other address as such Guarantor may inform the Company by written notice; funds received by a Guarantor after that time shall be deemed to have been paid by the Company on the next succeeding Business Day.

C. Repayments on Non-Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

2.3 Interest on the Relateds

A. Rate of Interest. Company’s Reimbursement Obligations hereunder shall bear interest on the unpaid principal amount thereof from the date the respective Payment is made through the date when Reimbursement Obligation is fully, finally and irrevocably paid at a rate equal to 10.5%.

B. Default Interest. Upon and during the occurrence of an Event of Default hereunder, all outstanding Reimbursement Obligations shall bear interest payable upon demand at a rate that is equal to 2.5% per annum in excess of the rate of interest otherwise payable under this Agreement.

C. Computation of Interest. Interest on the Reimbursement Obligations shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which it accrues.

2.4 Liens, Permitted Liens

All Reimbursement Obligations shall be secured by first priority Liens and security interests in and to all Collateral as contemplated by this Agreement and the other Related Documents, subject only to Permitted Liens.

2.5 Usury Savings

Notwithstanding any provision of any Related Document, Company is not and shall not be required to pay interest at a rate or any fee or charge in an amount prohibited by applicable law. If interest or any fee or charge payable on any date would be in a prohibited amount, then such interest, fee or charge will be automatically reduced to the maximum amount that is not prohibited, and any interest, fee or charge for subsequent periods (to the extent not prohibited by applicable law) will be increased accordingly until the Guarantors receive payment, of the full amount of each such reduction. To the extent that any prohibited amount is actually received by a Guarantor, then such amount will be automatically deemed to constitute a repayment of principal indebtedness hereunder.

2.6 Termination

On and as of the date (the “Termination Date”) that (i) the Liabilities of the Guarantors under each Guaranty have been cancelled or terminated in whole, (ii) all the Payments have been repaid in full by the Company, and (iii) all other Reimbursement Obligations under this Agreement and the other Related Documents, including without limitation those arising under subsection 8.10 herein, have been fully, finally and irrevocably paid in full; then this Agreement shall terminate and be of no further force or effect, and neither the Guarantors nor the Company shall have any further rights, duties or obligations hereunder.

SECTION 3	CONDITIONS TO GUARANTIES

The obligation of the Guarantors to execute the Guaranties and to arrange for the financial accommodations to Company hereunder is subject to the satisfaction of all of the following conditions:

3.1 Conditions to Execute Each Guaranty

The agreement of the Guarantors to execute any Guaranty and to arrange for the financial accommodations to Company hereunder is and shall be subject to prior or concurrent satisfaction of the following conditions:

A. The Guarantor shall have received executed and acknowledged (where applicable) originals of this Agreement and the other Related Documents to which the Company is a party.

B. The Guarantors shall have received properly authorized and executed copies of the following: (i) the Security Agreement, (ii) the UCC-1 financing statement(s) executed in connection with the Security Agreement, (iii) the Grant of Patent Security Interest substantially in the form attached to the Security Agreement, and (iv) the Grant of Trademark Interest substantially in the form attached to the Security Agreement.

C. Representations and Warranties; Performance of Agreements. The Company shall have delivered to the Guarantors an Officer’s Certificate, in form and substance satisfactory to each Guarantor, to the effect that the representations and warranties in Section 4 hereof are true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that the Company shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the date hereof except as otherwise disclosed to and agreed to in writing by each Guarantor.

SECTION 4	COMPANY’S REPRESENTATIONS AND WARRANTIES

In order to induce the Guarantors to enter into this Agreement, to execute the Guaranties and to make the financial accommodations to Company hereunder, the Company represents and warrants to the Guarantors that as of the date of execution of any Guaranty requested by Company the following statements are and shall be true, correct and complete, except as specifically disclosed on in writing to the Guarantors:

4.1 Organization, Standing and Corporate Power

The Company is and each of its Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or limited liability company power and authority to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business as a foreign corporation or limited liability company and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a material adverse effect on the Company. The Company has made available to the Guarantors or its affiliates complete and correct copies of its certificate of incorporation and bylaws and the certificate of incorporation and bylaws or other organizational documents of its Subsidiaries, in each case as amended to the date of this Agreement.

4.2 Related Documents Authorized

As of the date hereof, or within two (2) days of the date hereof, and at all times during the effectiveness of this Agreement, the execution, delivery and performance of the Related Documents (i) have been, or will be, duly authorized by all necessary corporate action on the part of the Company and (ii) do not require the consent or approval of any Governmental Authority or other regulatory authority; are not in contravention of or conflict with any law or regulation or any term or provision of any material contract, in each case that would result in a Material Adverse Change; and this Agreement has been duly executed and delivered by the Company and constitute legally valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally.

4.3 No Conflict

As of the date hereof and at all times during the effectiveness of this Agreement, the execution, delivery and performance of this Agreement and the other Related Documents will not breach or constitute a default under any material contract; and such execution, delivery and performance will not result in the creation or imposition of any lien, charge or encumbrance on, or security interest in, any of its or any of its Subsidiaries’ property pursuant to the provisions of any of the foregoing, in each case that would result in a material adverse effect.

4.4 Litigation

Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement and publicly available or as specifically disclosed in a writing from the Company to the Guarantors, there is no suit, action, investigation, audit or proceeding pending or, to the knowledge of the Company, overtly threatened against the Company or any of its Subsidiaries. There is no decree, injunction, judgment, order, ruling, assessment or writ of any Governmental Entity applicable to the Company or any of its Subsidiaries or to which any of its or their respective assets may be bound, and there is no other decree, injunction, judgment, order, ruling, assessment or writ applicable to the Company or any of its Subsidiaries or to which any of its or their respective assets may be bound that would create a material adverse effect.

4.5 Financial Condition

The Company has since February 8, 2000 timely filed with the SEC any required reports and forms and other documents (the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and none of the Company SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents complied as to form, when filed, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of the unaudited statements to normal year-end audit adjustments). Except as set forth in the Company SEC Documents filed prior to the date of this Agreement and publicly available and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent balance sheet included in the Company SEC Documents, neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto.

4.6 Deposit Accounts

The Company shall maintain the same accounts with the same depository institutions as it presently maintains as its primary cash accounts.

4.7 Disclosure

No information, exhibit or report furnished to a Guarantor by or on behalf of the Company or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to the Company, in the case of any document not furnished by it) necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made.

4.8 Environmental Matters

The Company has reasonably concluded that no event or condition has occurred or is occurring with respect to the Company or any of its Subsidiaries relating to any Environmental Law, except as specifically disclosed in a writing from the Company to the Guarantors, which individually or in the aggregate has had or could reasonably be expected to have a material adverse effect.

4.9 Title to Properties; Liens

The Company has previously and specifically disclosed in writing to the Guarantors a list of each real property lease to which the Company or any of its Subsidiaries is a party. True and correct copies of each such real property lease, including all amendments thereto, have been made available to the Guarantors. Neither the Company nor any of its Subsidiaries owns any real property. The Company and its Subsidiaries have good and marketable title to, or valid leasehold interests in, all their properties and assets except where such failure would not have a material adverse effect on the Company. The tangible assets of the Company and each of its Subsidiaries are in a good state of maintenance and repair and are not materially defective except for ordinary wear and tear and are adequate for their current uses.

4.10 Payment of Taxes

Each of the Company and its Subsidiaries has timely filed all material federal, state, local and foreign tax returns, declarations, estimates, information returns, statements and reports (“Returns”) required to be filed by it through the date hereof and shall timely file all such Returns required to be filed on or before the Termination Date. All such Returns are and will be true, complete and correct in all material respects. The Company and each of its Subsidiaries has paid and discharged (or the Company has paid and discharged on such Subsidiary’s behalf) all material taxes due from them, other than such taxes as are adequately reserved for on the most recent financial statements contained in the SEC Documents filed prior to the date of this Agreement and publicly available.

4.11 Regulation U

The Company and each of its Subsidiaries is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System).

4.12 Licenses, Permits, etc.

Except as specifically disclosed in a writing from the Company to the Guarantors, (a) to the best knowledge of the Company, the Company owns and possesses all material licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, necessary for the operation of its business, without known conflict with the rights of others, in each case the failure of which would result in a material adverse effect; and (b) to the best knowledge of the Company, there is no material violation by any person of any right of the Company with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Company, in each case the failure of which would result in a material adverse effect.

SECTION 5	COMPANY’S AFFIRMATIVE COVENANTS

The Company covenants and agrees that so long as either Guarantor has any obligations under any Guaranty in favor of the Suppliers, or any of them, or any amounts or Reimbursement Obligations are owing or remain outstanding hereunder and unless this Agreement has been terminated pursuant to subsection 2.6 hereof, the Company shall do, and shall cause each of its Subsidiaries to do, all of the following:

5.1 Corporate Existence, Etc.

At all times preserve and keep in full force and effect its and its Subsidiaries’ corporate existence, rights, franchises and licenses material to its business and those of each of its Subsidiaries; provided, however, that the corporate existence of any such Subsidiary may be terminated if such termination is in the best interest of the Company and is not materially disadvantageous to the Guarantors.

5.2 Payment of Taxes and Claims

Make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending December 31, 2001, except as may be required by applicable law; provided, however, nothing herein shall be deemed to prohibit the filing of the Company’s federal income tax return for the taxable year ended December 31, 2002.

5.3 Maintenance of Properties; Insurance

Maintain or cause to be maintained in good repair, working order and condition all material properties used in the business of the Company and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof. The Company and each of its Subsidiaries will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business and the properties and business of its Subsidiaries against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations. The Company and each of its Subsidiaries will comply with any other insurance requirement set forth in any other Related Document.

5.4 Financial Information

The Company shall, and shall cause each of its Subsidiaries to, furnish promptly to the Guarantors, (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as a Guarantor may reasonably request.

5.5 Inspection

Upon reasonable prior written notice, permit any authorized representatives designated by a Guarantor to visit and inspect any of the properties of the Company or any of its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably requested.

5.6 Compliance with Laws, Etc.

Exercise, and cause each of its Subsidiaries to exercise, all due diligence in order to comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, including, without limitation, all Environmental Laws, noncompliance with which could reasonably be expected to cause, either individually or in the aggregate, a material adverse effect.

5.7 Notice of Certain Events

The Company shall give prompt written notice to the Guarantors, and each Guarantor shall give prompt written notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) the occurrence of any change or event having, or which insofar as can reasonably be foreseen to have, a material adverse effect on the Company; provided, however, that no such notification shall (A) affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement or (B) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

5.8 Intentionally Omitted

SECTION 6	COMPANY’S NEGATIVE COVENANTS

The Company covenants and agrees that so long as a Guarantor has any obligations under any Guaranty in favor of the Suppliers, or any of them, or any amounts or Reimbursement Obligations are owing or remain outstanding hereunder and unless this Agreement has been terminated pursuant to subsection 2.6 hereof, the Company shall not do, nor shall it allow any of its Subsidiaries to do, any of the following without the written consent of the Guarantors:

6.1 Intentionally Omitted

6.2 intentionally Omitted

6.3 Liens

Directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to the Collateral, except the following (collectively, the “Permitted Liens”):

(i) Liens for taxes, assessments or governmental charges or claims the payment of which is not at the time required by subsection 4.10 hereof;

(ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, landlords and customs agents and authorities and other Liens imposed by law incurred in the ordinary course of business, if such reserve or other appropriate provision, if any, as shall be required by sound accounting principles shall have been made therefor;

(iii) Liens arising from judgments, decrees and attachments not constituting an event of default;

(iv) Liens in favor of financial institutions arising in connection with Company’s deposit accounts held at such institutions;

(v) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(vi) leases or subleases granted to others not interfering with the ordinary conduct of the business of the Company or of its Subsidiaries;

(vii) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering with the ordinary conduct of the business of the Company or of its Subsidiaries;

(viii) purchase money Liens upon or in any property acquired or held by the Company or any Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property;

(ix) Liens in existence on the date hereof;

(x) Liens securing the Reimbursement Obligations; and

(xi) other Liens arising in the ordinary course that do not create a material adverse effect.

6.4 Restricted Payments

Directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Payments.

6.5 Relateds, Investments, Contingent Liabilities

A. Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, except under this Agreement, another Related Document or any other agreement or relationship with a Guarantor, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing; or

B. make any loans, advances or capital contributions to, or investments in, any other Person, other than (1) to the Company or any direct or indirect wholly owned subsidiary of the Company or (2) loans or advances to employees of the Company or any of its Subsidiaries for travel or business expenses in the ordinary course of business;

except that the Company may:

(i) own, purchase or acquire commercial paper rated Standard & Poor’s A-1 or Moody’s P-1, direct obligations of the United States of America or its agencies; and obligations guaranteed by the United States of America;

(ii) acquire and own stock, obligations or securities received from customers in connection with debts created in the ordinary course of business owing to the Company or any of its Subsidiaries;

(iii) continue to own the existing capital stock of the Company’s and each of its Subsidiaries’ subsidiaries (including stock in its minority interests); and

(iv) endorse negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

6.6 Consolidation, Merger, Acquisition

Consolidate with or merge into any other corporation or entity or acquire or agree to acquire (for cash or shares of stock or otherwise) (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or (B) any assets with a fair market value in excess of $50,000 except purchases of inventory in the ordinary course of business consistent with past practice.

6.7 Asset Sales

Sell, lease, exchange or otherwise dispose of any of, its or any of its Subsidiaries’ business, properties or assets, except for sales of its or their properties or assets in the ordinary course of business consistent with past practice.

6.8 Agreements; Billing Practices

Except in the ordinary course of business consistent with past practice, modify, or amend in any material respect, or, to the extent within the Company’s control, renew, fail to renew or terminate, any material contract to which the Company or any subsidiary is a party or waive, release or assign any material rights or claims. In addition, the Company shall not modify or change its current practice of billing its credit card sales until after merchandise has been shipped.

6.9 Remedies of Guarantors

The Company and each of its Subsidiaries shall not seek to obtain any stay on the exercise of the remedies available to the Guarantors under this Agreement.

SECTION 7	EVENTS OF DEFAULT

The occurrence of any one or more of the following conditions or events, regardless of the reason therefore, shall constitute an “Event of Default” hereunder:

7.1 Failure to Pay

Failure of the Company to make any repayment of principal or interest with respect to a Payment hereunder as and when due; failure to fulfill any other Reimbursement Obligation as and when due; or failure to pay any amounts required by subsection 8.10 hereof as and when due.

7.2 Breach of Covenant

Failure of the Company to perform or observe any other term or condition of this Agreement or other Related Document which failure results in a material adverse effect, unless such failure has been cured by the Company within five (5) Business Days; provided that any such material adverse effect that is incapable of cure shall, at the election of the Guarantors and without notice to Company, constitute an Event of Default hereunder on and as of the date thereof.

7.3 Breach of Representation or Warranty

Any of the Company’s representations or warranties made herein, in any Related Document or in any statement or certificate at any time given in writing pursuant hereto or thereto or in connection herewith or therewith, shall be false or misleading on any date to which such representation or warranty is applicable in any respect that results in a material adverse effect and that has not been cured by the Company within five (5) Business Days; provided that any such material adverse effect that is incapable of cure shall, at the election of the Guarantors and without notice to Company, constitute an Event of Default hereunder on and as of the date thereof.

7.4 Intentionally Omitted

7.5 Bankruptcy or Insolvency

A. The Company or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Company or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or

B. there shall be commenced against the Company or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of sixty (60) days.

7.6 Intentionally Omitted

7.7 Intentionally Omitted

7.8 Intentionally Omitted

7.9 Invalidity of Related Documents

The Company denies that it has any further liability, other than as a result of or based upon the fraud or material misrepresentation of both Guarantors, including without limitation with respect to future advances by the Guarantors, under any Related Document to which it is a party, or gives notice to such effect; or either Guarantor, through no action or fault on the part of such Guarantor, shall not have or shall cease to have a valid and perfected security interest in any material and significant portion of the Collateral of the same nature and priority (relative to any other Liens in the Collateral) as the security interest purported to be granted in such Collateral pursuant to the Related Documents on the date thereof; or any Related Document or any Lien granted to a secured party thereunder shall be determined to be invalid or unenforceable in a material and significant respect; or any treaty, law, regulation, communique, decree, ordinance or policy of any Governmental Authority shall render any material provision of any Related Document invalid or unenforceable in a material and significant respect; or the Company shall fail to comply with its obligations under Section 5 of the Security Agreement.

THEN immediately and automatically upon the occurrence of any Event of Default described in subsections 7.1 or 7.5 hereof, and immediately and automatically after the expiration of any applicable cure periods with respect to any other Event of Default: (i) (a) all Payments hereunder with accrued interest thereon, and (b) all other Reimbursement Obligations under this Agreement and the other Related Documents, shall all automatically become immediately due and payable, without notice, presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Company.

Further, upon the occurrence and during the continuance of any Event of Default, either Guarantor may exercise all rights and remedies of such Guarantor set forth in any of the Related Documents, in addition to all rights and remedies allowed by, the United States and of any state thereof, including but not limited to the UCC. The Guarantors shall have no obligation of any kind to make any presentment, demand, protest or other notice or action of any kind. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative and not alternative.

The Company hereby waives (i) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties or other property at any time held by the Guarantors on which the Company and any of its Subsidiaries may in any way be liable and hereby ratify and confirm whatever the Guarantors may lawfully do in this regard, (ii) all rights to notice and hearing prior to the Guarantors’ taking possession or control of, or to the Guarantors’ attachment or levy upon, the Collateral, or any bond or security which might be required by any court prior to allowing either Guarantor to exercise any of its remedies, and (iii) the benefit of all valuation, appraisal and exemption laws. The Company and each of its Subsidiaries acknowledges that it has been advised by counsel of its choice with respect to the effect of the foregoing waivers and this Agreement, the other Related Documents and the transactions evidenced by this Agreement and the other Related Documents.

SECTION 8	MISCELLANEOUS

8.1 Survival of Warranties

All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, and the making of the Payments, and shall terminate on the fulfillment of the conditions set forth in subsection 2.6 herein.

8.2 Failure or Indulgence Not Waiver

No failure or delay on the part of either Guarantor in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

8.3 Modification

This Agreement may be not be amended, waived or modified without the written consent of each party hereto.

8.4 Notices

Except as otherwise expressly provided herein, any notice herein required or permitted to be given shall be in writing and may be personally served or sent by United States mail or by telegram, telex or facsimile transmission and shall be deemed to have been given on the earlier of the date of receipt or two (2) days after deposit in the United States mail, registered, with postage prepaid and properly addressed, provided that notices under Section 2 hereof shall not be effective until actually received by the recipient thereof. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof served as provided in this Section 8.4) shall be as follows:

The Company:	Buy.com Inc.
27 Brookline
Aliso Viejo, California 92656
Facsimile: (949) 389-2840
Attention: Keven F. Baxter, Esq.

with a copy to:	Cooley Godward LLP
4365 Executive Drive, Suite 1100
San Diego, California 92121
Facsimile: (858) 453-3555
Attention: Frederick T. Muto, Esq.

The Guarantors:	Scott A. Blum
C/O Tom Ko, V.P.
ThinkTank LLC
65 Enterprise
Aliso Viejo, CA 92656

Scott A. Blum Separate Property Trust
C/O Tom Ko, V.P.
ThinkTank LLC
65 Enterprise
Aliso Viejo, CA 92656

with a copy to:	O’Melveny & Myers LLP
610 Newport Center Drive, Suite 1700
Newport Beach, California 92660
Facsimile: (949) 823-6994
Attention: David Krinsky, Esq.

8.5 Severability

In case any provision in this Agreement shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of such contract and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

8.6 Effectiveness; Binding Effect; Governing Law

This Agreement shall become effective when it shall have been executed by the Company and the Guarantors and thereafter shall be binding upon and inure to the benefit of the Company, the Guarantors and their respective successors and assigns, except that the Company shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the each Guarantor. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW PRINCIPLES

WHICH WOULD RESULT IN THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

8.7 Waiver of Jury Trial

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR THE RELATIONSHIP THAT IS BEING ESTABLISHED.

8.8 Consent to Jurisdiction

All judicial proceedings brought against the Company and each of its Subsidiaries with respect to this Agreement and the Related Documents may be brought in any state or federal court of competent jurisdiction in the State of California, and by execution and delivery of this Agreement, the Company accepts for itself and for its Subsidiaries and in connection with its and their properties, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The Company for itself and on behalf of its Subsidiaries irrevocably waives any right it may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in accordance with this Section.

8.9 Assignability

This Agreement shall be binding upon the parties hereto and their respective successors and assigns, and shall inure to the benefit of the parties hereto and the successors and assigns of each party hereto, provided that neither party hereto may assign its rights under this Agreement without the prior written consent of the other party hereto; except that either Guarantor may assign, delegate or otherwise transfer all of such Guarantor’s interest in or rights or obligations under this Agreement (i) at any time to any Person controlling, controlled by, or under common control with, such Guarantor, with the consent of the Company and (ii) after an Event of Default to any Person, without the consent of the Company.

8.10 Costs and Expenses

The Company agrees to pay on the Termination Date all costs and expenses of the Guarantors (including attorney’s fees and the reasonable estimate of the allocated cost of in-house counsel and staff) in connection with the preparation, amendment, modification, enforcement (including, without limitation, in appellate, bankruptcy, insolvency, liquidation, reorganization, moratorium or other similar proceedings) or restructuring of the Related Documents, including without limitation the costs and expenses referenced in Section 19 of the Security Agreement; provided that each Guarantor agrees to and shall waive the right to receive any of the foregoing costs of preparation, amendment and modification of the Related Documents in each case incurred prior to the date hereof upon the payment in fill of all Reimbursement Obligations, provided that at the time of such repayment there exists no Event of Default hereunder. Any amount of any costs and expenses under this paragraph not paid when due, whether at stated maturity, by acceleration or otherwise, shall thereafter bear interest at a rate that is equal to the rate of interest that would apply to unpaid principal under the Reimbursement Obligations for the same period. Upon four days written request of the Company, such requests to be made no more often than is necessary and reasonable, each Guarantor agrees to deliver to the Company a payoff letter setting forth the then-present amount of the Reimbursement Obligations owed under this subsection 8.10.

8.11 Counterparts

This Agreement may be executed in counterparts, in original or by facsimile, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

8.12 Headings

The various headings used in this Agreement are inserted for convenience only and shall not affect the meaning or interpretations of this Agreement or any provision hereof.

IN WITNESS WHEREOF, the Grantor and the Secured Parties have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date last executed below.

“Company”
BUY.COM, INC.,

By:	/s/ Robert B. Price	Date:	12 19-2002
Name:	Robert B. Price
Title:	President, CFO

“Blum”
SCOTT A. BLUM

By:	/s/ Scott A. Blum	Date:	12/20/02
Scott A. Blum

“Company”
SCOTT A. BLUM SEPARATE PROPERTY TRUST U/D/T 8/2/95

By:	/s/ Scott A. Blum	Date:	12/20/02
Scott A. Blum as Trustee

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EXHIBIT 1

NONEXCLUSIVE LIST OF GUARANTIES

Beneficiary of Guaranty	Guaranty Executed

Chase Merchant Services, L.L.C. and The Chase Manhattan Bank	on or about August 30, 2001

Baker & Taylor	on or about January 30, 2002

Ingram Micro (letter of credit)	on or about February 4, 2002

American Express Travel Related Services	on or about December 18, 2002

United Stationers Supply Company	on or about December 18, 2002

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